Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained herein has been derived from consolidated financial statements of ClearPoint Business Resources, Inc. (“ClearPoint”) and should be read together with ClearPoint’s consolidated financial statements and related notes. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seek,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. The risks and uncertainties discussed in “Risk Factors” should be considered in evaluating ClearPoint’s forward-looking statements. ClearPoint has no plans to update its forward-looking statements to reflect events or circumstances after the date hereof. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

The following discussion is intended to assist in the understanding assessment of significant changes and trends related to the results of operations and financial condition of ClearPoint Business Resources, Inc., together with its consolidated subsidiaries (“ClearPoint” or the “Company”). This discussion and analysis should be read in conjunction with the ClearPoint’s Consolidated Financial Statements and Notes thereto.

All figures in ClearPoint’s Management’s Discussion and Analysis of Financial Condition and Results of Operations are shown in thousands (000s) of dollars unless otherwise noted.

Overview

ClearPoint provides staffing services through 33 branch locations serving 39 states. ClearPoint derives its revenues from fees for professional services. Strategically, all core operations, including recruiting, credentialing, compliance, payroll, benefits administration and risk management, are centralized at ClearPoint’s executive offices in Chalfont, Pennsylvania.

ClearPoint’s branch locations focus on customer service, local business development and marketing and dispatching. ClearPoint offers a wide range of staffing solutions, including full service project solutions, executive search and temporary and permanent placement, contract recruiting services and short and long-term hourly based assignments for clients in both commercial services and professional services. ClearPoint’s clients range in size from small businesses to Fortune 50 companies located throughout the United States. These clients operate primarily in the transportation, logistics, engineering, scientific, aerospace, allied health and information technology industries.

As a service company, ClearPoint is labor intensive rather than capital intensive. ClearPoint’s revenue is driven by its ability to attract and retain qualified and productive employees, identify business opportunities, secure new and renew existing client contracts and provide outstanding services to its clients. ClearPoint’s income from operations is derived from its ability to generate revenue and collect cash under its contracts in excess of direct labor and other direct costs of providing its services, and selling, general and administrative costs.

ClearPoint has seen consistent revenue growth and has continued to grow its transportation offices since 2004. ClearPoint’s business has grown organically in all of its markets, as well as through five acquisitions completed from 2001 through 2006.

ClearPoint has also initiated customized managed services programs that have brought ClearPoint several contracts that have increased revenues during the period. ClearPoint has implemented customized managed services programs across all of its lines of business. Its acquisition strategy has also continued to yield increases in revenue.

Historically, ClearPoint has experienced a rise in demand from its transportation clients in the fourth quarter due to the increase in the shipment of products for the holiday season. The first quarter has been traditionally the slowest quarter from a revenue perspective due to national holidays and customer planning cycles. Inclement weather can cause a slowdown in ClearPoint’s business due to business shutdowns by its clients.

ClearPoint’s operating results may fluctuate due to a number of factors such as:

•	labor demand for specific positions in specific industries such as transport and engineering,

•	federal, state and local government spending for healthcare and defense,

•	number of imports, which effects the amount of shipments moved by trucks,

•	government trends toward privatization,

•	seasonality,

•	demand and competition for ClearPoint’s services, and

•	the effects of acquisitions.

The staffing industry is highly competitive with generally few barriers to entry, which contributes to significant price competition and lower margins as competitors attempt to maintain or gain market share. The industry continues to evolve and grow and ClearPoint believes that the outlook for the staffing industry is very positive. ClearPoint’s strategy is to focus on continuing to increase revenue and profits through a combination of organic growth and acquisitions.

On February 12, 2007, ClearPoint merged with Terra Nova Acquisition Corporation (“Terra Nova”). The merger was effected through a wholly-owned subsidiary of Terra Nova whereby the stockholders of ClearPoint received 6.1 million common shares of Terra Nova. A certain percentage of common shares issued by Terra Nova to ClearPoint stockholders are being held in escrow subject to finalization of certain closing adjustments and to secure the indemnity rights of Terra Nova under the merger agreement. The merger agreement also provides for the ClearPoint stockholders to receive additional performance payments in three separate annual payments based on the share price of Terra Nova’s common stock after the merger. The performance payments are payable in a combination of cash and shares. Upon the closing of the merger, Terra Nova changed its name to ClearPoint Business Resources, Inc. and began trading on the Nasdaq Capital Market.

As a result of the merger with Terra Nova, ClearPoint retired all outstanding debt with Bridge Healthcare Finance (“Bridge”) in the amount of $12,453 and paid an early debt retirement penalty in the amount of $1,950. In addition, ClearPoint redeemed all outstanding warrants related to its credit facility with Bridge for a cash payment of $3,292. The merger agreement also provided for new employment contracts for the CEO and President of ClearPoint for terms of three years. The merger will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, Terra Nova will be treated as the “acquired” company for financial reporting purposes and the merger will be treated as a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of ClearPoint issuing stock for the net monetary assets of Terra Nova, accompanied by a recapitalization. The net monetary assets of Terra Nova will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated earnings deficit of ClearPoint will be carried forward after the merger and the operations of Terra Nova prior to the merger will be those of ClearPoint.

On February 23, 2007, the Company entered into new credit facilities with Manufacturers and Traders Trust Company (“M&T”) consisting of a $20 million revolving credit facility expiring in February 2010 and a $3 million term loan expiring in February 2012. These credit facilities bear an interest rate of LIBOR plus between 1.50% and 2.25%, depending on the Company’s ratio of debt to earnings before interest, tax, depreciation and amortization.

Effective February 23, 2007, the Company acquired substantially all the assets of ALS, LLC and its subsidiaries, doing business as Advantage Services Group (“ASG”) based in Florida. The purchase price of $24 million consisted of cash of $19 million, a note of $2.5 million and shares of the Company with a value of $2.5 million. ASG may also receive up to two additional $1 million payments in shares of the Company common stock based on financial and integration performance metrics of the Company in calendar years 2007 and 2008.

Critical Accounting Policies

ClearPoint’s discussion and analysis of its financial condition and results of operations are based on ClearPoint’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with these principles in the United States of America requires ClearPoint to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and also affect the amounts of revenues and expenses reported for each period. Actual results could differ from those which result from using the estimates.

The Securities and Exchange Commission (“SEC”) defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

ClearPoint’s significant accounting policies are described in Note 2 to the Notes to ClearPoint’s Consolidated Financial Statements for the year ended December 31, 2006. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies are considered by ClearPoint’s management to be critical within the SEC definition:

Basis of Presentation: Effective July 12, 2006, Mercer Staffing, Inc. changed its name to ClearPoint Business Resources, Inc. Effective January 1, 2005, Mercer Staffing, Inc. was formed as the parent company and Mercer Ventures, Inc. (“MVI”) and Allied Contract Services, LLC (“Allied”) became wholly owned subsidiaries, with the owners of MVI and Allied exchanging their respective ownership interests for the common stock of ClearPoint (“reorganization”). Prior to this, for the year 2004, MVI and Allied (from the date of its formation) were presented as a combined entity for financial reporting purposes as they had common owners. This reorganization is being accounted for in a manner similar to the pooling of interests method of accounting. ClearPoint has consolidated MVI from January 1, 2004 and Allied from the date of its formation on June 21, 2004 as if ClearPoint owned these entities from the respective dates. On July 29, 2005, ClearPoint purchased 100% of the stock of Quantum Resources Corporation (“Quantum”) and accounted for it under the purchase accounting method. On August 14, 2006, the Company acquired 100% of the common stock of StaffBridge, Inc. and accounted for it under the purchase accounting method. The accompanying consolidated financial statements include the accounts of ClearPoint and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated.

Revenue Recognition: The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). Under SAB 104, revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured. Revenue consists of fees earned from the temporary placement of workers. Revenue is recognized when earned and realizable and, therefore, when the following criteria have been met: (a) persuasive evidence of an arrangement exists; (b) services have been rendered; (c) the fee is fixed or determinable; and (d) collectibility is reasonably assured. Revenue is recognized in the period in which services are provided based on hours worked by the workers. Revenue earned but not billed is recorded as revenue in the income statement and unbilled revenue in the accompanying consolidated balance sheets. ClearPoint earns revenue from vendor managed services, which essentially comprises a one-stop shop for sourcing temporary employees for its customers. ClearPoint invoices its customers for the services provided by the temporary employees at rates agreed to by its customers. ClearPoint deducts from these billings a specified fee and remits the balance to the vendors (i.e. the temporary employees). Revenue is recognized at the point when services are provided by the vendors and invoiced by ClearPoint to its customers and when collections from its customers is reasonably assured.

Allowance for Doubtful Accounts: ClearPoint maintains an allowance for doubtful accounts on accounts receivable for projected estimated losses as a result of the inability of its customers to make required payments. These allowances are largely determined based on customers’ financial conditions, ClearPoint’s historical experience, interactions with customers and industry trends. If the financial condition of these customers were to deteriorate to the point it would impair their ability to make the required payments, additional allowances would be required, which could materially adversely affect the financial condition of ClearPoint.

Vendor Managed Services Receivables and Payables: ClearPoint manages networks of temporary service providers (“vendors”) on behalf of clients and receives a fee for this service. ClearPoint’s obligation to pay the vendor is conditioned upon receiving payment from the client for services rendered on behalf of the vendor’s personnel. As the right of offset between client and vendor does not exist, the receivable from the client which is included in accounts receivable and payable to the vendor, which is included as a liability, are not offset and is recorded on a gross basis.

Intangible Assets: In accordance with the Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, definite lived intangible assets are amortized over their expected lives of two (2) to five (5) years. The Company’s identifiable intangible assets with definitive lives are comprised of contract rights and a covenant not to compete.

Goodwill: In accordance with the Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, goodwill is no longer amortized but is assigned to specific reporting units and reviewed for possible impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the reporting unit’s carrying amount of goodwill is greater than its fair value. The Company determined that an impairment did not exist for the goodwill it acquired in 2006.

Deferred Financing Costs: Deferred financing costs consist of legal, banking, and other related fees that were capitalized in connection with the obtaining of various loans and are being amortized by the effective interest method over the life of the related debt.

Impairment of Long Lived Assets: In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets,” long-lived assets such as equipment, furniture and fixtures, and amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset many not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. ClearPoint determined that an impairment did not exist for the years ended December 31, 2006 and 2005.

Income Taxes: ClearPoint accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized.

In making the determination as to whether a valuation adjustment should be applied against deferred tax assets, management has evaluated the positive and negative evidence and has concluded that the positive evidence clearly outweighs the negative evidence. The positive evidence that is objectively verifiable is federal taxable income of $2,627 in 2006. In addition, management estimates that there will be sufficient taxable income in 2007. Management also reviewed the negative evidence, which are primarily the book losses incurred in 2006 and 2005 and the projected book loss in 2007, as well as the accumulated deficit as of December 31, 2006. The book losses were the result of permanent differences resulting from the interest expense due to the change in the market value of warrants and temporary differences resulting from the two to three year write off of intangible assets for book purposes as opposed to a fifteen year write off for tax purposes. As a result, management concluded that it is more likely than not that the deferred tax assets would be realized.

Fair Value of Financial Instruments: As at December 31, 2006 and 2005, the carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable and accrual approximates fair value because of the short-term maturities of these items. The carrying amount of the long-term debt approximates fair market value since the debt is based on current rates and market conditions, at which ClearPoint could borrow funds with similar remaining maturities.

Warrants: As at December 31, 2006 and 2005, ClearPoint has issued detachable warrants which allow the holders of the warrants to purchase an aggregate of 9% of its stock at an exercise price of $0.001 per share. These warrants have been accounted for as a liability by the Company and are subject to adjustment of their fair market value at each reporting period. The determination of fair market value is subject to assumptions and estimates and changes to these assumptions and estimates could impact the valuation of the warrants.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standard Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140”. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amended SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently reviewing the effect, if any, the adoption of SFAS No. 155 will have on its consolidated financial statements.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets”, which amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. In a significant change to current guidance, SFAS No. 156 permits an entity to choose either of the following subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities: (1) Amortization Method or (2) Fair Value Measurement Method. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently reviewing the effect, if any, the adoption of SFAS No. 156 will have on its consolidated financial statements.

In July 2006, FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently reviewing the effect, if any, the adoption of FIN 48 will have on its consolidated financial statements.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. SFAS No. 157 does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company will adopt SFAS No. 157 effective for periods beginning January 1, 2008. The Company is currently evaluating the impact, if any, adoption of SFAS No. 157 will have on its consolidated financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) staff issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”.

SAB No. 108 was issued to provide consistency in how registrants quantify financial statement misstatements. The Company is required to and will initially apply SAB No. 108 in connection with the preparation of its annual financial statements for the year ending December 31, 2006. The application of SAB No. 108 did not have a material effect on the Company’s financial position and results of operations.

In September 2006, FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)”. SFAS No. 158 requires an employer to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The funded status of a benefit plan is defined as the difference between the fair value of the plan assets and the plan’s benefit obligation. For a pension plan the benefit obligation is the projected benefit obligation and for any other postretirement benefit plan, such as a retiree health care plan, the benefit obligation is the accumulated postretirement benefit obligation. SFAS No. 158 requires an employer to recognize as a component of other comprehensive income, net of tax, the gains and losses and prior service costs or credits that arise during the period but that are not recognized as components of net periodic benefit costs pursuant to SFAS No. 87 “Employers’ Accounting for Pensions”. SFAS No. 158 also requires an employer to measure the funded status of a plan as of the date of its year-end. Additional footnote disclosure is also required about certain effects on net periodic benefit cost for the next year that arise from the delayed recognition of gains or losses, prior service costs or credits, and transition asset or obligation. Except for the year-end measurement requirement, SFAS No. 158 is effective for the year ending December 31, 2006. The adoption of this Statement in 2006 did not have a material impact on the financial condition or results of operations of the Company.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which permits entities to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. An entity would report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The decision about whether to elect the fair value option is applied instrument by instrument, with a few exceptions; the decision is irrevocable; and it is applied only to entire instruments and not to portions of instruments. SFAS No. 159 requires disclosures that facilitate comparisons (a) between entities that choose different measurement attributes for similar assets and liabilities and (b) between assets and liabilities in the financial statements of an entity that selects different measurement attributes for similar assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year provided the entity also elects to apply the provisions of SFAS No. 157. Upon implementation, an entity shall report the effect of the first remeasurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings. Since the provisions of SFAS No. 159 are applied prospectively, any potential impact will depend on the instruments selected for fair value measurement at the time of implementation.

Results of Operations

Twelve Months Ended December 31, 2006 Compared to

Twelve Months Ended December 31, 2005

The following summarizes select items of the income statement during the twelve months ending December 31, 2006 and December 31, 2005:

$(000’s)	2006	% of Revenue	2005	% of Revenue	% Change
Revenue	$113,942	100.0%	$84,200	100.0%	35%
Cost of services	93,337	81.9%	68,789	81.7%	36%

Gross profit	20,605	18.1%	15,411	18.3%	34%
Operating expenses	13,550	11.9%	11,025	13.1%	23%
Depreciation and amortization expense	2,489	2.2%	2,013	2.4%	24%

Income from operations	4,566	4.0%	2,373	2.8%	92%
Interest income(expense)	(5,072)	(4.5)%	(3,648)	(4.3)%	39%
Other income(expense)	26	0.0%	(1)	0.0%	—%

Net loss before income taxes	(480)	(0.4)%	(1,276)	(1.5)%	—%
Income tax expense(benefit)	945	0.8%	(77)	(0.1)%	—%

Net loss	$(1,425)	(1.3)%	$(1,199)	(1.4)%	—%

Revenue

ClearPoint’s revenues for the years ended December 31, 2006 and 2005 were $113,942 and $84,200, respectively, which represent an increase of $29,742 or 35%. Revenues for the year ending December 31, 2006 and 2005 for Quantum were $42,507 and $24,265, yielding an increase of $18,242 attributed to operating the company for a full twelve months during 2006. (See Note 3 in the Notes to the Consolidated Financial Statements). This increase was offset by a loss in revenue of a major outsourcing client which represented $16,114 in the year ended December 31, 2005. The net increase in ClearPoint’s revenue is primarily attributable to the organic growth in ClearPoint’s human resource outsourcing business and the organic growth from several of ClearPoint’s first year transportation offices. ClearPoint has also initiated customized managed services programs which have brought ClearPoint several contracts that have increased revenues during the period. ClearPoint has implemented this consultative solution across all of our lines of business. ClearPoint identifies the desired performance expectations of its client and presents a solution or assistance in achieving this performance by designing solutions which can often revolve around locating specialized talent through sometimes non-traditional methods.

Cost of Services and Gross Profit

Cost of services consist of direct labor expenses for time charged directly to a client and related payroll taxes, unemployment and workers’ compensation insurance expenses, employee benefits, and other out-of-pocket expenses directly associated with the performance of the service to the client. ClearPoint’s gross profit increased by $5,194 and as a percentage of revenue for the years ended December 31, 2006 and 2005 were 18.1% and 18.3%, respectively. This decrease was primarily due to organic growth in ClearPoint’s human resource outsourcing business which is typically of lower margin but longer term contracts. However, the decrease was offset by stronger demand in the higher gross margin transportation staffing market and continued control of workers’ compensation insurance expenses through internal safety programs.

Operating Expenses

ClearPoint’s operating expenses for the years ended December 31, 2006 and 2005 were $13,550 and $11,025, respectively, which represent an increase of $2,525. This increase is primarily due to the inclusion of operating Quantum for 12 months in 2006 compared to 5 months in 2005 which increased operating expenses by $2,562. As a percentage of revenue, operating expenses were reduced from 13.1% to 11.9% during the same period due to the prior investment in building back office operations. This reduction was accomplished during the Company’s continued geographic expansion of new offices from which ClearPoint’s transportation-based associate services are performed.

Depreciation and Amortization Expense

ClearPoint’s depreciation and amortization expenses for the years ended December 31, 2006 and 2005 were $2,489 and $2,013, respectively, which represent an increase of $476. This increase is primarily due to the amortization of the contract rights acquired through Quantum.

Interest Expense

ClearPoint’s interest expense for the years ended December 31, 2006 and 2005 were $5,072 and $3,648, respectively, which represent an increase of $1,424. However, during the same period, interest expense not related to the change in the warrant liability increased $873, which is in direct correlation with the increased borrowings associated with the Quantum acquisition. Interest expense related to the change in the warrant liability increased $551 as a result of the increase in the value of certain warrant liability (see Note 10 in the Notes to the Consolidated Financial Statements).

In connection with the $10,000 term loan at February 28, 2005, ClearPoint simultaneously issued three detachable warrants to purchase an aggregate of 9% of ClearPoint’s outstanding stock, on a fully diluted basis, at the exercise date, at $0.001 per share. The warrants were outstanding as at December 31, 2006 and 2005. The warrants vested immediately upon issuance and may be exercised until February 28, 2015. One of the warrants gives the holder (the lender) the right to purchase 7% of ClearPoint and the other two warrants give each holder (brokers) the right to purchase 1%. At the option of the holder, the consideration for the exercise price may be in the form of cash, extinguishment of note payable by ClearPoint to the extent of exercise price or common stock of ClearPoint held by the lender, valued at fair value. The agreement also provides for cashless exercise, at the option of the holder. The shares issuable on exercise of the warrants are not registered under the Securities Act. The agreement however, provides for registration rights to the holders. ClearPoint, when requested by a majority of the holders of registrable securities, as defined, is required to use reasonable best efforts to register the securities and keep the registration effective.

In addition, the holders of the warrants have the right to put the warrants to ClearPoint at fair market value less exercise price, three years from the date of closing of the note agreement or earlier on happening of a qualified public offering, as defined, change in control as defined or on default under the loan agreement. Such put right will terminate on the happening of a qualified public offering if the holder is able to and does sell all of registrable securities. The warrant agreement also provides for a call feature at the option of ClearPoint after a period of five years from the closing of the loan agreement or earlier upon occurrence of a qualified public offering, as defined, or change in control, as defined.

ClearPoint has accounted for the warrants issued to the investors as a liability under the provisions of FAS150; Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“FAS 150”). The warrants were initially valued at $396 by an independent valuation company. This initial value has been recorded as debt discount and is being amortized over the three year life of the loan by the interest method. Amortization of $134 and $130 has been recorded by the Company as interest expense for the years ended December 31, 2006 and 2005, respectively. The warrants as a liability will be fair valued each reporting period and the increase/decrease will be reflected as interest expense/income in the consolidated statement of operations. As of December 31, 2006 and 2005, the warrants were independently revalued at $3,292 and $1,569, respectively, and the increase in the liability of $1,723 and $1,173 has been charged to interest expense on warrant liability, respectively.

As a result of the merger with Terra Nova, ClearPoint retired all outstanding debt with Bridge Healthcare Finance (“Bridge”) in the amount of $12,453 and paid an early debt retirement penalty in the amount of $1,950. In addition, ClearPoint redeemed all outstanding warrants related to its credit facility with Bridge for a cash payment of $3,292.

Twelve Months Ended December 31, 2005 Compared to

Twelve Months Ended December 31, 2004

The following summarizes select items of the income statement during the twelve months ended December 31, 2005 and December 31, 2004:

$(000’s)	2005	% of Revenue	2004	% of Revenue	% Change
Revenue	$84,200	100.0%	$28,670	100.0%	194%
Cost of services	68,789	81.7%	22,595	78.8%	204%

Gross profit	15,411	18.3%	6,075	21.2%	154%
Operating expenses	11,025	13.1%	5,344	18.6%	106%
Depreciation and amortization expense	2,013	2.4%	744	2.6%	171%

Income (loss) from operations	2,373	2.8%	(13)	(0.0)%	N/A
Interest income (expense)	(3,648)	(4.3)%	(429)	(1.5)%	750%
Other income (expense)	(1)	0.0%	77	0.3%	(101)%

Net loss before income taxes	(1,276)	(1.5)%	(365)	(1.3)%	250%
Income tax expense (benefit)	(77)	(0.1)%	21	0.1%	(467)%

Net income (loss)	$(1,199)	(1.4)%	$(386)	(1.3)%	211%

Revenue

ClearPoint’s revenues for the years ended December 31, 2005 and 2004 were $84,200 and $28,670, respectively, which represents an increase of $55,530 or 194%. Revenues for the year ending December 31, 2005 include $24,265 related to the acquisition of Quantum, which was acquired on July 29, 2005 (see Note 3 in the Notes to the Consolidated Financial Statements). The remaining $31,265 increase is due primarily to an increase in revenue from an industry wide growth in the transportation market from the contract rights acquired from New Staff, Inc., as well as ClearPoint’s continued U.S. expansion of this market. ClearPoint also experienced an increase in temporary staffing revenue from several developing contracts in the mental health industry.

Cost of Services and Gross Profit

Cost of services consist of direct labor expenses for time charged directly to a client and related payroll taxes, unemployment and workers’ compensation insurance expenses, employee benefits, and other out-of-pocket expenses directly associated with the performance of the service to the client. ClearPoint’s gross profit grew by $9,337 and as a percentage of revenue for the years ended December 31, 2005 and 2004 was 18.3% and 21.2%, respectively. This decrease is caused by ClearPoint’s continued focused effort in attaining larger contract business at a lower gross profit to revenue volume ratio to create further long term stability in revenue and gross profit.

Operating Expenses

ClearPoint’s operating expenses for the years ended December 31, 2005 and 2004 were $11,025 and $5,344, respectively, which represents an increase of $5,681. Operating expenses for the year ended December 31, 2005 include $2,604 due to the inclusion of expenses associated with operating Quantum. Also included in the year ended December 31, 2005 was a one-time bonus of $1,000 paid to the primary stockholders of ClearPoint, which was subsequently reinvested on an after-tax basis in ClearPoint through paid in capital. Due to the increased volume and geographic expansion of transportation-based branches, operating expenses increased $2,077 primarily in the following categories: labor and related expenses by 56%, rent expenses by 62%, recruitment related advertising by 139%, general insurance expenses by 26% and professional services by 112%. However, as a percentage of revenue, operating expenses were reduced from 18.6% to 13.1% during the same period due to the prior investment in building the back office operations which prepared ClearPoint for further expansion prior to the acquisition of Quantum.

Depreciation and Amortization Expense

ClearPoint’s depreciation and amortization expenses for the years ended December 31, 2005 and 2004 were $2,013 and $744, respectively, which represents an increase of $1,269. This is primarily due to the amortization of the contract rights acquired through Quantum, as well as, a full year of amortization of the contract rights acquired through New Staff, Inc. that were acquired on June 21, 2004.

Interest Expense

ClearPoint’s interest expense for the years ended December 31, 2005 and 2004 were $3,648 and $429, respectively, which represents an increase of $3,219. The increased interest expense is in direct correlation with the increased interest rates under the 2005 Bridge financing agreements, the increased borrowings during 2005 for the Quantum acquisition, and the associated increase in the warrant liability (see Note 10 in the Notes to the Consolidated Financial Statements). In the year ended 2004, interest expense included factoring fees related to the Company’s agreement with Wells Fargo described below which was since terminated and repaid as part of the Bridge financing agreements, effective February 28, 2005. The Company has not incurred any factoring fees since February 28, 2005.

Liquidity and Capital Resources

Historically, ClearPoint’s short and long term liquidity needs have been financed primarily through cash generated by operating activities and through various forms of debt and equity financing. ClearPoint’s traditional use of cash flow which is for funding payroll in advance of collecting revenue, particularly during periods of economic upswings and growth and during periods where sales are seasonally high throughout the year. Temporary personnel are generally paid on a weekly basis while payments from customers are generally received 30 to 60 days after billing.

On August 14, 2006, ClearPoint acquired 100% of the common stock of StaffBridge, Inc. for $233 in cash and a note payable of $450 due December 31, 2007. The note payable bears interest at 6% per annum and is payable quarterly. The balance at December 31, 2006 was $450.

Effective February 28, 2005, ClearPoint entered into a revolving loan agreement with Bridge HealthcareFinance, LLC (“Bridge”) in which ClearPoint may borrow up to 90% of the eligible accounts, as defined in the agreement, up to $12,500. Any amounts borrowed must be paid on February 28, 2008. Interest is payable monthly at prime plus 450 basis points, but cannot be less than 9.50%. ClearPoint paid a $200 closing fee, which is included in deferred financing costs, and pays a monthly mandatory fee of $30 and a fee of 3% on the unused revolving loan. The loan is collateralized by all of the assets of ClearPoint and is guaranteed by the principal stockholders of ClearPoint. The balance at December 31, 2006 was $7,575.

Effective February 28, 2005, ClearPoint also entered into a term loan agreement with Bridge in which ClearPoint may borrow up to $10,000 which is due on February 28, 2008. Interest is payable monthly at a fixed rate of 16% on an annual basis. The amounts borrowed under the term loan are collateralized by all of the assets of ClearPoint and is guaranteed by the principal stockholders of ClearPoint. The balance at December 31, 2006 was $4,890 which is net of the unamortized discount of $132 relating to the issuance of detachable warrants described below.

A significant portion of the proceeds of the revolving loan and note payable was used to repay a working capital line of credit and note payable with Sovereign Bank, amounts owed to Wells Fargo described below, a note payable due to New Staff, Inc. and notes payable due to unrelated individuals as noted in ClearPoint’s financial statements.

As a result of the merger with Terra Nova, ClearPoint retired all outstanding debt with Bridge Healthcare Finance (“Bridge”) in the amount of $12,453 and paid an early debt retirement penalty in the amount of $1,950. In addition, ClearPoint redeemed all outstanding warrants related to its credit facility with Bridge for a cash payment of $3,292.

On February 23, 2007, the Company entered into new credit facilities with Manufacturers and Traders Trust Company (“M&T”) consisting of a $20 million revolving credit facility expiring in February 2010 and a $3 million term loan expiring in February 2012. These credit facilities bear an interest rate of LIBOR plus between 1.50% and 2.25%, depending on the Company’s ratio of debt to earnings before interest, tax, depreciation and amortization.

Effective March 31, 2005, ClearPoint entered into a subordinated note payable of $1,290 to Blue Lake Rancheria which is due March 31, 2008. Interest of 6% per annum is payable quarterly. This note has been guaranteed by one of the principal stockholders of ClearPoint and was primarily used to assist ClearPoint in funding its workers compensation insurance policy. The balance of this note payable at December 31, 2006 is $1,290.

ClearPoint has issued a 9% Amended and Restated Subordinated Note for $250 due 2008 and a 12% Amended and Restated Subordinated Note in the original principal amount of $300 due 2008 to Optos Capital, LLC, a Pennsylvania limited liability company which is wholly-owned by Christopher B. Ferguson, a director and the President of ClearPoint. On March 1, 2005, ClearPoint issued a 12% Amended and Restated Subordinated Note in the original principal amount of $300 due 2008 to Fergco Bros Partnership, a New Jersey partnership of which Christopher Ferguson owns a twenty five percent (25%) ownership interest. The balance of these notes payable at December 31, 2006 is $250, $300 and $300, respectively.

On March 1, 2005, ClearPoint issued a 12% Subordinated Note in the original principal amount of $100 due 2008 to Richard Traina and Margaret Traina, the parents of Michael Traina, a director and the Chief Executive Officer of ClearPoint. The balance of this note payable at December 31, 2006 is $100.

In addition, on March 1, 2005, ClearPoint issued 12% Amended and Restated Subordinated Notes in the aggregate original principal amount of $310 due 2008 to several ClearPoint shareholders who do not individually own 5% or more of the outstanding securities of ClearPoint and who are not members of the immediate family of any ClearPoint director or executive officer. The balance of these notes payable at December 31, 2006 is $260.

Prior to February 28, 2005, ClearPoint had an agreement with Wells Fargo pursuant to which it sold its trade accounts receivable with recourse to Wells Fargo. Wells Fargo provided an initial advance of 90% of the gross amount of each receivable. Upon collection of the receivable, ClearPoint received the additional residual payment net of financing charges at 1% per month. In the event the receivable was not collected within ninety days, ClearPoint repurchased the receivable from Wells Fargo. ClearPoint had $2,321 of its accounts receivable sold with recourse to Wells Fargo that remained uncollected as of December 31, 2004. Effective February 28, 2005, amounts owed to Wells Fargo were paid through the Bridge revolving loan and note payable described above and the arrangement was terminated.

Net cash provided by operating activities was $734, $386 and $2,281 for the years ended December 31, 2006, 2005 and 2004, respectively. The primary change in the year ending December 31, 2006 that resulted in $734 of net cash provided was due to: a book net loss of $1,425; non cash items of: a deferred tax benefit of $329, an increase in the depreciation and amortization expense of $2,489 relating to the acquisition of contract rights, a decrease in the provision for doubtful accounts of $14, and non-cash interest on the warrant liability relating to the Bridge debt of $1,723; and cash items of: a decrease in accounts receivable of $527, an increase in unbilled revenue of $427, a decrease in prepaid expenses and other current assets of $612, an increase in other assets of $1,302, a decrease in accounts payable of $276, a decrease in accrued expenses and other accrued liabilities of $758, and a decrease in accrued payroll and related taxes of $143.

The primary changes in the year ending December 31, 2005 that resulted in $386 of net cash provided by operating activities was due to a book net loss of ClearPoint of $1,199; non cash items of: a deferred income tax benefit of $168, an increase in depreciation and amortization expense of $2,013 relating to the acquisition of contract rights, an increase in the provision for doubtful accounts of $178, and non-cash interest on the warrant liability relating to the Bridge debt of $1,173; and cash items of: an increase in accounts receivable of $761, an increase in unbilled revenue of $652, an increase in prepaid expenses and other current assets of $1,839, an increase in other assets of $1,085, an increase in accounts payable of $950, an increase in accrued expenses and other accrued liabilities of $165, an increase in accrued payroll and related taxes of $1,645, and a decrease in retirement benefits due of $163.

The primary changes in the year ending December 31, 2004 that resulted in $2,281 of net cash used in operating activities was due to: a book net loss of ClearPoint of $386, depreciation and amortization expense of $743 relating to the acquisition of contract rights, an increase in accounts receivable of $3,138, an increase in unbilled revenue of $562, an increase in accounts payable of $317, an increase in accrued expenses and other accrued liabilities of $170 and an increase in accrued payroll and related taxes of $618.

Net cash used in investing activities was $431, $9,239 and $1,105, for the years ended December 31, 2006, 2005 and 2004, respectively. The primary uses of cash for investing activities for the year ended December 31, 2006 were purchase of equipment, furniture and fixtures of $198 and the acquisition of StaffBridge, Inc. for $233. The primary uses of cash for investing activities for the years ended December 31, 2005 and 2004, was the acquisition of Quantum Resources Corp. for $9,200 and the acquisition in 2004 of assets from New Staff, Inc. for $1,100, respectively. The remaining portions in all periods were related to purchases of equipment, furniture and fixtures.

Net cash provided by financing activities was $138, $8,808 and $3,490, for the years ended December 31, 2006, 2005 and 2004, respectively. The primary activities in the year ended December 31, 2006 was new borrowings of $144 from Bridge, fees incurred due to the Bridge refinancing not previously recognized of $100, $450 of repayments of long-term debt and $594 of proceeds of paid in capital from the two primary shareholders of ClearPoint.

The primary activities in the year ending December 31, 2005 that resulted in net cash provided of $8,808 was the new borrowings of $14,193 from Bridge and Blue Lake Rancheria, the resulting repayment of amounts owed to New Staff, Inc. of $1,450, a repurchase of accounts receivable sold with recourse in 2004 of $2,321, fees incurred due to the refinancing of $904, and the repayment of $150 and $415 to Sovereign Bank for a working capital line of credit and a note payable.

The primary activities in the year ending December 31, 2004 that resulted in net cash provided of $3,490 was from the additional notes payable to stockholders of $1,105 and the proceeds from the sale of accounts receivable with recourse of $2,321.

The Company believes that it will generate sufficient cash from operations and, if necessary, through available bank borrowings to finance its operations.

Quantitative and qualitative disclosures about market and interest rate risk

ClearPoint’s major financial market exposure is to changing interest rates. While much of ClearPoint’s debt is at a fixed percentage interest rate, ClearPoint’s borrowings under its revolving loan facility with Bridge vary based on changes in interest rates. At December 31, 2006, ClearPoint has total debt outstanding on this revolving loan facility of approximately $7,575. Changes in the bank’s prime rate would have an impact on ClearPoint’s cash flows, and earnings for the year ending December 31, 2006. For example, a 0.25% increase in the base rates would increase ClearPoint’s monthly interest expenses and negatively impact earnings and cash flows by approximately $2.

Warrants

In connection with the $10,000 term loan at February 28, 2005, ClearPoint simultaneously issued three detachable warrants to purchase an aggregate of 9% of ClearPoint’s outstanding stock, on a fully diluted basis, at an exercise price at $0.001 per share. The warrants vested immediately upon issuance and may be exercised until February 28, 2015. The warrants were outstanding as at December 31, 2006 and 2005. One of the warrants gives the holder (Bridge) the right to purchase 7% of ClearPoint and the other two warrants gives each holder (brokers) the right to purchase 1%. At the option of the holder, the consideration for the exercise price may be cash, extinguishment of note payable by ClearPoint to the extent of exercise price, or common stock of ClearPoint held by Bridge, valued at fair value. The agreement also provides for cashless exercise, at the option of the holder. The shares issuable on exercise of the warrants are not registered under the Securities Act. The agreement, however, provides for registration rights to the holders. ClearPoint, when requested by a majority of the holders of registrable securities, as defined, is required to use reasonable best efforts to register the securities and keep the registration effective.

In addition, the holders of the warrants have the right to put the warrants to ClearPoint at fair market value (generally defined in the warrant agreement as the higher of the fair market value as determined by ClearPoint’s Board, the results of an independent appraisal or the proceeds of the sale of the assets of ClearPoint) less exercise price, three years from the date of closing of the note agreement or earlier on happening on a qualified public offering, as defined, change in control as defined or on default under the loan agreement. Such put right will terminate on the happening of a qualified public offering if the holder is able to and does sell all of registrable securities. The warrant agreement also provides for a call feature at the option of ClearPoint after a period of five years from the closing of the loan agreement or earlier, on happening on a qualified public offering, as defined, or change in control, as defined. The consummation of the merger with Terra Nova will constitute a change in control.

ClearPoint has accounted for the warrants issued to the investors as a liability under the provisions of FAS150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“FAS 150”). The warrants were initially valued at $396 by an independent valuation company. This initial value has been recorded as debt discount and is being amortized over the three year life of the loan by the interest method. Amortization of $134 and $130 has been recorded by ClearPoint as interest expense for the years ended December 31, 2006 and 2005, respectively. The warrants as a liability will be fair valued each reporting period and the increase/decrease will be reflected as interest expense/income in the consolidated statement of operations. As of December 31, 2006 and 2005, the warrants were independently revalued at $3,292 and $1,569, respectively, and the increase in the liability of $1,723 and $1,173 has been charged to interest expense on warrant liability, respectively.

As a result of the merger with Terra Nova, ClearPoint retired all outstanding debt with Bridge Healthcare Finance (“Bridge”) in the amount of $12,453 and paid an early debt retirement penalty in the amount of $1,950. In addition, ClearPoint redeemed all outstanding warrants related to its credit facility with Bridge for a cash payment of $3,292.

Contractual obligations

A summary of ClearPoint’s contractual obligations as of December 31, 2006 is as follows:

$ (000’s)	Total	2007	2008	2009	2010	2011	Thereafter
Debt	$15,415	$450	$14,965	—	—	—	—
Operating leases	$1,300	$644	$451	$205	—	—	—
Retirement benefits	$518	$77	$77	$77	$77	$77	$131

	$17,233	$1,171	$15,493	$282	$77	$77	$131

Debt: As discussed under Liquidity and Capital Resources, ClearPoint has entered into various debt agreements with Bridge, Blue Lake Rancheria and various stockholders with varying expiration dates in the year ending December 31, 2008. Clear Point has entered into a debt agreement with unrelated individuals in connection with the acquisition of StaffBridge, Inc. expiring December 31, 2007. On February 12, 2007, ClearPoint merged with Terra Nova, and as a result of the merger, ClearPoint retired all outstanding debt with Bridge.

Operating Leases: ClearPoint leases offices and equipment under operating leases that expire over the next one to five years.

Retirement Benefits: Upon its acquisition of Quantum, ClearPoint assumed a stock purchase agreement dated December 30, 1986 with a former owner. The agreement called for the payment of retirement benefits in equal monthly payments, adjusted for the cost of living increases equal to the Consumer Price Index. The former owner is entitled to these benefits until his death. On date of acquisition of Quantum on July 29, 2005, ClearPoint recorded a liability based upon the expected remaining life of the former owner, and made payments of $74 for the year ended December 31, 2006 and $31 for the five months ended December 31, 2005.

Contingencies and Litigation: In the ordinary course of its business, ClearPoint is periodically threatened with or named as a defendant in various lawsuits, claims and pending actions, and is typically engaged in various litigation from time to time. The principal risks that ClearPoint insures against are workers’ compensation, general liability, automobile liability, property damage, alternative staffing errors and omissions, fiduciary liability and fidelity losses. If a potential loss arising from these lawsuits, claims and actions is probable, reasonably estimable, and is not an insured risk, ClearPoint records the estimated liability based on circumstances and assumptions existing at the time. Whereas management believes the recorded liabilities are adequate, there are inherent limitations in the estimation process whereby future actual losses may exceed projected losses, which could materially adversely affect the financial condition of ClearPoint.

Manufactures and Traders Trust Company: On February 23, 2007, the Company entered into new credit facilities with Manufacturers and Traders Trust Company (“M&T”) consisting of a $20 million revolving credit facility expiring in February 2010 and a $3 million term loan expiring in February 2012. These credit facilities bear an interest rate of LIBOR plus between 1.50% and 2.25%, depending on the Company’s ratio of debt to earnings before interest, tax, depreciation and amortization.

Advantage Services Group: Effective February 23, 2007, the Company acquired substantially all the assets of ALS, LLC and its subsidiaries, doing business as Advantage Services Group (“ASG”) based in Florida. The purchase price of $24 million consisted of cash of $19 million, a note of $2.5 million and shares of the Company with a value of $2.5 million. ASG may also receive up to two additional $1 million payments in shares of the Company common stock based on financial and integration performance metrics of the Company in calendar years 2007 and 2008.